FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated February 5, 2019	Registration No. 333-204844
Registration No. 333-204844-12

**PXG DETAILS** $1bln+ Ally Auto Receivables Trust 2019-1 (ALLYA 2019-1)

Joint Leads: J.P. Morgan (struc), Barclays, RBC

Co-Managers: BAML, BNS, Lloyds

	TOTAL	OFFERED
CL	SZ($MM)	SZ($MM)	WAL	MDY/F	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	244.000	231.800	0.25	P-1/F1+	8/19	2/20	IntL-3	2.70850	2.70850	100.00000
A-2	369.000	350.550	1.05	Aaa/AAA	9/20	3/22	EDSF+17	2.869	2.85	99.99791
A-3	369.000	350.550	2.39	Aaa/AAA	6/22	9/23	IntS+28	2.933	2.91	99.98792
A-4	75.280	71.510	3.53	Aaa/AAA	9/22	4/24	IntS+43	3.040	3.02	99.99689
B	22.400	*** RETAINED ***
C	17.360	*** RETAINED ***
D	12.320	*** RETAINED ***

Expected Settle :	2/13/2019	Registration :	SEC Registered
First Pay Date :	3/15/2019	ERISA Eligible :	Yes
Expected Ratings :	Moody’s, Fitch	Min Denoms :	$1k x $1k
Ticker :	ALLYA 2019-1	Pxing Speed :	1.3 ABS to 10% Call
Expected Pricing :	PRICED	Bill & Deliver :	J.P. Morgan
ABS-15G Filing :	Tues, 1/29

CUSIPs A-1 : 02004WAA9                                        Available Information:

              A-2 : 02004WAB7                                        * Preliminary Prospectus: Attached

              A-3 : 02004WAC5                                        * Ratings FWP: Attached

              A-4 : 02004WAD3                                        * IntexNet/CDI: Separate Message

    * DealRoadshow.com: ALLYA191

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.